EXHIBIT 99



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SYNERGY RESOURCES ANNOUNCES $125 MILLION PURCHASE AGREEMENT FOR WATTENBERG FIELD
ASSETS AND $230 MILLION IN COMMITTED FINANCING, CMPANY TO HOST CONFERENCE CALL TOMORROW, OCTOBER 31, 2014.

PLATTEVILLE, CO -- (Marketwired) - 10/30/14 -- Synergy Resources Corporation (NYSE MKT: SYRG) (Synergy), a U.S. oil and gas exploration and production company with operations focused in the Greater Wattenberg Area in the D-J Basin, on October 30th, 2014 announced that it has signed a purchase and sale agreement for producing wells and leaseholds in the Wattenberg Field from a private party. The transaction has an effective date of October 1st, 2014 and is expected to close on or about December 15th, 2014, subject to customary due diligence. Upon closing, the assets include non-operated working interests in seventeen horizontal wells, ten of which are in production (including four mid-reach laterals) and seven are in progress of completion. These seven are all extended reach two mile horizontal wells and are expected to begin production before calendar year-end. Working interests in the non-operated horizontal wells ranges from 6% to 40%. In addition, the acquisition includes 73 operated and 11 non-operated vertical wells plus 5,040 gross acres (4,053 net) with rights to the Codell and Niobrara formations. September's net production for the producing assets averaged 1,240 BOED. Additionally, there are approximately 190 net BOED from vertical wells that have been shut in due to offset completion activities by other operators. Other assets purchased include 91 net horizontal PUD locations, 35 permits in process for operated horizontal wells (including 20 extended reach laterals), 3D seismic data and an additional 2,400 gross acres (1,739 net) with rights to other formations, including the Sussex, Shannon and J-Sand. The purchase price of the assets is $125 million comprised of $87.5 million in cash and $37.5 million in Synergy common stock. SunTrust Robinson Humphrey, Inc. acted as exclusive financial advisor to Synergy in the transaction.

William Scaff, co-CEO of Synergy Resources commented, "We are pleased to expand our producing assets and leasehold in our area of operations in the core of the Wattenberg Field by approximately 20% to over 35,000 net acres. These assets are in the southern portion of the Wattenberg Field in the townships near our Phelps and Eberle horizontal wells where we have had excellent results. The leasehold is all held by production and allows us to commit capital to further develop the properties at such time and manner that we feel will be most advantageous to Synergy and its shareholders. Concurrent with signing the purchase and sale agreement, we entered into a committed financing agreement with SunTrust Robinson Humphrey, Inc., as the Lead Arranger, and SunTrust Bank, as the Administrative Agent, that provides a $230 million borrowing base on a $500 million Senior Secured Revolving Credit Facility. This commitment by SunTrust gives Synergy financial flexibility as we plan for our continued growth and further development of our asset base."

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Synergy will host a conference  call on Friday,  October 31, 2014 to discuss the asset purchase and its financing plans. Conference call details are below:

Conference Call

Synergy Resources will host a conference call tomorrow, Friday, October 31, 2014 at 9:00 a.m. Eastern time (7:00 a.m. Mountain time). Co-CEO Ed Holloway, Co-CEO William Scaff, Jr. and VP of Capital Markets & Investor Relations Jon Kruljac will host the presentation, followed by a question and answer period.

Date: Friday, October 31st, 2014
Time: 9:00 a.m. Eastern time (7:00 a.m. Mountain time)
Domestic Dial-In Number: 1-877-407 9122
International Dial-In Number: 1-201-493-6747

The conference call will be webcast simultaneously which you can access via this
link:   http//syrginfo.equisolvewebcast.com/ap-10-31-14  and  via  the  investor section of the company's web site at www.syrginfo.com

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.SYRGinfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to

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management.  The actual  results  could  differ  materially  from a  conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast
or   projection   as  reflected   in  the   forward-looking   information.   The
identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.